Exhibit 99.1
Q4 2020 Fixed Income Release

Denver, Colorado February 15, 2021: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed- income borrowing groups for the three months (“Q4”) ended December 31, 2020 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the December 31, 2020 audited consolidated financial statements for each of our fixed-income borrowing groups prior to the end of March 2021, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of December 31, 2020. Effective with the release of the second quarter earnings we have stopped using the term Operating Cash Flow ("OCF") and will use the term "Adjusted EBITDA" prospectively. As we define the term, Adjusted EBITDA has the same meaning as OCF had previously, and therefore will not impact any previously reported amounts.

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Virgin Media Reports Preliminary Q4 2020 Results
UK JV on track: CMA phase II review proceeding as expected
Best customer gain since 2017 and record postpaid mobile adds in 2020
Strong operating performance as investments in product innovation, digitisation and network expansion creates platform for future growth
Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering broadband, video and fixed-line telephony services to 6.1 million cable customers and mobile services to 3.5 million subscribers at December 31, 2020.

Lutz Schüler, CEO of Virgin Media, commented:
“2020 was a year like no other. I am immensely proud of how our people have risen to the challenges presented by the global pandemic. They have remained committed to our plan and have worked tirelessly to provide essential connectivity and entertainment services for our customers. Our convergence strategy is delivering; it contributed to record low churn, our highest fixed customer additions since 2017 and record postpaid mobile additions. Our gigabit rollout has continued at pace and we are now the largest provider of 1Gbps speeds in each of our markets reaching 7.1 million homes in the U.K. and 98% of homes across our Irish footprint. In Q4, we launched Virgin TV 360, our next generation TV platform, transforming our customers’ viewing experience. Innovation has continued into 2021 with recent launches of Intelligent WiFi Plus and 5G services. 2020 marked the second year of our plan to return to sustainable growth and I am delighted with the progress we have made. Our programme of investments will continue in 2021, creating a solid foundation for our combination with O2 and contributing towards significant FCF growth in the future.”

Operating highlights:
•2020 was a strong year for Virgin Media. The COVID-19 pandemic drove a surge in demand for connectivity and our speed leadership became more important than ever
•We delivered a full year net customer gain of 102,000 as demand for, and usage of, our superior broadband bundles increased and our suite of initiatives to help customers through the pandemic led to an improvement in NPS and record low churn in 2020
◦Q4 customer net adds accelerated to 42,000 compared to a 9,000 decline in Q4 2019, with a 32,000 customer gain in our Lightning footprint and 10,000 adds in our BAU footprint, representing our third consecutive quarter of BAU growth
◦Our package of measures to help customers has included free speed upgrades, additional mobile data allowances, free TV content and a ‘Help for Home Learners’ initiative to support U.K. remote learning through device donations and data
◦In November, we launched our Virgin Media Essential broadband service to support financially vulnerable customers on universal credit
•In Connectivity, strong customer growth through 2020 was underpinned by 148,000 broadband net adds including 55,000 in Q4, up from 1,000 in Q4 2019
◦The average speed across our U.K. broadband base continues to increase and was 174 Mbps at the end of Q4, while data consumption during the quarter increased 48% YoY
•Our rollout of gigabit speeds and investment in improving broadband reliability has continued

◦Virgin Media is now the largest gigabit speed provider in the U.K. and Ireland with our Gig1 service available in 46% of our U.K. footprint representing 7.1 million premises and 98% of our Irish footprint
▪We are on track for network-wide gigabit coverage in the U.K. by the end of 2021, representing nearly two-thirds of the U.K. government’s minimum gigabit broadband target four years early
◦In January, we launched our Intelligent WiFi Plus service which includes WiFi pods to improve the speed and reliability of our customers’ in-home connectivity
•Our fixed-mobile converged base is growing fast. FMC penetration increased by 310 bps YoY to 24.3% at the end of 2020 and underpinned record postpaid mobile net adds of 330,000 in 2020, with an 87,000 gain in Q4
◦We expect continued traction for our mobile services following the U.K. launch of 5G bundles in January 2021
•In Entertainment, during the fourth quarter we launched our most advanced connected entertainment platform, Virgin TV 360, in both the U.K. and Ireland; a cloud-based upgrade for existing customers with V6 set-top boxes will be made available from Q1 2021
◦The early response from customers has been very positive and we have observed a nearly 50 points improvement in NPS for customers who have upgraded to Virgin TV 360
•Our Project Lightning network expansion saw 426,000 new premises in 2020, with 115,000 added in Q4, taking our cumulative Lightning build to 2.5 million
◦A focus on optimising build cost has led to a gradual reduction in our U.K. cost per premise to approximately £590 in Q4, with scope for this to fall further as we ramp up use of Openreach passive infrastructure
•In B2B, we continued to see strong demand for high capacity and other essential communications services which helped deliver solid growth in B2B revenue
◦Our SoHo customer base increased 17.0% in 2020
◦Installation of contract wins for full fibre and other high capacity services has delivered strong revenue growth in Wholesale through 2020, and is expected to continue in 2021

Financial highlights:
•2020 revenue of £5,128.5 million decreased 0.8% on a reported basis and 0.9% on a rebased1 basis primarily due to the impact of COVID-19
•Q4 revenue of £1,336.6 million increased 0.4% on a reported basis and was flat on a rebased basis with an increase in B2B offset by a decline in residential cable revenue
•Q4 residential cable revenue decreased 2.2% on a reported basis and 2.5% on a rebased basis
◦Cable subscription revenue decreased 2.5% on a reported basis and 2.9% on a rebased basis. The increase in fixed-line customers was offset by a 3.8% YoY decline in rebased fixed-line customer ARPU due to the net effect of (i) the deferral of our 2020 price rise to Q1 2021 and (ii) an unfavorable impact of regulated contract notifications
▪In January 2021, we announced a 4.0% average price rise across our U.K. customer base effective March 1st. The customer response so far has been in-line with our expectations
•Our Q4 residential mobile revenue was flat YoY, compared to revenue declines across the broader mobile sector which has been adversely affected by the global pandemic. On a reported basis mobile revenue increased 0.1% but declined 0.2% on a rebased basis in the fourth quarter with higher non-subscription revenue offset by a reduction in subscription revenue

◦Mobile subscription revenue declined 1.5% on a reported basis and 1.8% on a rebased basis in Q4, with the revenue benefit from growth in mobile subscriptions offset by a reduction in out-of-bundle usage, primarily due lower roaming as a result of the COVID-19 pandemic
◦Reported and rebased Q4 mobile non-subscription revenue increased 1.8% and 1.5%, respectively due to a YoY increase in handset sales
•B2B revenue increased 12.0% on a reported basis and 11.7% on a rebased basis in Q4 with growth in both subscription and non-subscription revenue
◦B2B subscription revenue increased 18.3% on a reported basis and 18.1% on a rebased basis due to continued growth in SoHo customers
◦Reported and rebased B2B non-subscription revenue increased 11.1% and 11.0%, respectively, reflecting a 23.7% YoY increase in Q4 wholesale revenue
•2020 net earnings of £39.3 million, compared with a £337.3 million net loss in 2019
◦Q4 net loss of £30.3 million decreased from a net loss of £123.2 million in Q4 2019. The YoY reduction in our Q4 net loss was largely driven by the net effect of (i) a decrease in foreign currency transactions gains, net, (ii) a reduction in depreciation and amortization, (iii) a decrease in realized and unrealized losses on derivative instruments, net, and (iv) a reduction in Segment Adjusted EBITDA, as described below
•2020 Segment Adjusted EBITDA of £2,081.5 million decreased 5.1% on a reported basis and 5.0% on a rebased basis, whilst Q4 Segment Adjusted EBITDA declined 11.0% on a reported basis and 11.1% on a rebased basis
◦Our rebased Segment Adjusted EBITDA performance in Q4 was impacted by a very strong prior-year comparison, the aforementioned revenue impacts from regulated contract notifications, our investments in digital transformation and pre-merger opex costs to capture2 of £5.1 million, along with the following cost increases: (i) a short-term increase in expenditure related to insourcing and on-shoring more customer care, (ii) the phasing of marketing costs through the year, (iii) increased programming costs, (iv) higher network taxes and (v) higher costs associated with the aforementioned contract notification regulations
•2020 property and equipment (“P&E”) additions decreased by 9.7% YoY to £1,114.8 million primarily due to reduction in spend on customer premises equipment
◦Q4 P&E additions were down 12.6% YoY to £304.6 million with lower expenditure on baseline, new build and capacity. P&E additions as a percentage of sales decreased to 22.8% compared to 26.2% in Q4 2019
•Delivered OFCF of £966.7 million in 2020, representing a reported increase of 0.9% and a rebased increase of 1.1%. Q4 OFCF decreased 8.7% on a reported basis and 8.5% on a rebased basis
•At December 31, 2020, our fully-swapped third-party debt borrowing cost was 4.7% and the average tenor of our third-party debt (excluding vendor financing) was around 8 years
◦During Q4, Virgin Media negotiated the private placement of (i) £235.0 million in aggregate principal amount of its 4.25% 2030 Sterling Senior Secured Notes, (ii) $265.0 million in aggregate principal amount of its 4.50% 2030 Dollar Senior Secured Notes and (iii) £30.0 million in aggregate principal amount of its 4.125% 2030 Sterling Senior Secured Notes. The net proceeds were used to fully redeem the 2025 Sterling Secured Notes
•At December 31, 2020, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualised EBITDA (last two quarters annualised) were 3.64x and 4.28x, respectively, each as calculated in accordance with our most restrictive covenants, and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualised EBITDA would have been 5.46x at December 31, 2020
•At December 31, 2020, we had maximum undrawn commitments of £1.0 billion equivalent. When our compliance reporting requirements have been completed and assuming no change from December 31, 2020 borrowing levels, we anticipate the borrowing capacity will be limited to £751.9 million equivalent, based on the maximum we can incur and upstream which is subject to a 4x net senior test

FY 2021 financial guidance(i):
•Returning to revenue growth overcoming regulatory headwinds
•Expect £15 million pre-merger opex costs to capture in H1
•Low-single-digit declines in Segment Adjusted EBITDA and OFCF

(i) Segment Adjusted EBITDA and Operating Free Cash Flow are non-GAAP measures. See the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) for our Segment Adjusted EBITDA and Adjusted OFCF guidance cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss from continuing operations. The items we do not forecast may vary significantly from period to period

Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2020	2019
Footprint
Homes Passed	16,257,300	15,834,300

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	6,061,900	5,953,500
Q4 Organic[3] Fixed-Line Customer Relationship net additions (losses)	41,700	(9,400)

Q4 Monthly ARPU per Fixed-Line Customer Relationship	£50.64	£52.44

Customer Bundling
Fixed-mobile Convergence	24.3%	21.2%

Single-Play	20.2%	16.3%
Double-Play	22.4%	22.9%
Triple-Play	57.4%	60.8%

Mobile Subscribers
Postpaid	3,343,500	3,013,200
Prepaid	134,400	263,900
Total Mobile subscribers	3,477,900	3,277,100

Q4 organic Postpaid net additions	87,400	75,600
Q4 organic Prepaid net losses	(74,300)	(33,500)
Total organic[3] Mobile net additions	13,100	42,100

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	£10.47	£10.97
Excluding interconnect revenue	£8.79	£9.44

Financial Results, Segment Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2020 and 2019:

	Three months ended				Year ended
	December 31,		Increase/(decrease)		December 31,		Increase/(decrease)
	2020	2019	Reported	Rebased	2020	2019	Reported	Rebased
	in millions, except % amounts
Revenue
Residential cable revenue:
Subscription	£891.2	£914.3	(2.5%)	(2.9%)	£3,565.3	£3,606.2	(1.1%)	(1.2%)
Non-subscription	19.2	16.2	18.5%	18.4%	63.3	59.5	6.4%	6.3%
Total residential cable revenue	910.4	930.5	(2.2%)	(2.5%)	3,628.6	3,665.7	(1.0%)	(1.1%)
Residential mobile revenue:
Subscription	90.7	92.1	(1.5%)	(1.8%)	360.4	361.4	(0.3%)	(0.4%)
Non-subscription	86.6	85.1	1.8%	1.5%	279.8	294.5	(5.0%)	(5.1%)
Total residential mobile revenue	177.3	177.2	0.1%	(0.2%)	640.2	655.9	(2.4%)	(2.5%)
Business revenue:
Subscription	27.2	23.0	18.3%	18.1%	100.6	89.0	13.0%	13.2%
Non-subscription	198.4	178.5	11.1%	11.0%	698.4	686.3	1.8%	1.6%
Total business revenue	225.6	201.5	12.0%	11.7%	799.0	775.3	3.1%	2.9%
Other revenue	23.3	22.5	3.6%	(0.7%)	60.7	71.3	(14.9%)	(16.0%)
Total revenue	£1,336.6	£1,331.7	0.4%	—%	£5,128.5	£5,168.2	(0.8%)	(0.9%)

Segment Adjusted EBITDA
Segment Adjusted EBITDA	£527.1	£592.2	(11.0%)	(11.1%)	£2,081.5	£2,192.3	(5.1%)	(5.0%)

The following table provides a reconciliation of net earnings (loss) to Segment Adjusted EBITDA for the three months and year ended December 31, 2020 and 2019:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	in millions, except % amounts
Net earnings (loss)	£(30.3)	£(123.2)	£39.3	£(337.3)
Income tax benefit	(8.7)	(15.9)	(230.7)	(21.0)
Other expense (income), net	0.5	(1.7)	1.2	(5.4)
Losses on debt extinguishment, net	4.0	54.3	138.2	115.5
Realized and unrealized losses (gains) due to changes in fair values of certain debt, net	0.4	1.1	(7.5)	20.8
Foreign currency transaction gains, net	(328.1)	(440.4)	(174.7)	(202.2)
Realized and unrealized losses on derivative instruments, net	406.7	479.4	264.3	160.4
Interest income - related-party	(64.7)	(71.4)	(252.6)	(284.6)
Interest expense	126.3	153.0	556.4	640.5
Operating income	106.1	35.2	333.9	86.7
Impairment, restructuring and other operating items, net	2.9	47.1	24.1	93.7
Depreciation and amortization	327.0	418.1	1,344.1	1,738.2
Related-party fees and allocations, net	77.5	81.2	325.7	225.4
Share-based compensation expense	13.6	10.6	53.7	48.3
Segment Adjusted EBITDA	£527.1	£592.2	£2,081.5	£2,192.3

Segment Adjusted EBITDA as a percentage of revenue	39.4%	44.5%	40.6%	42.4%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	in millions, except % amounts
Customer premises equipment	£78.4	£73.9	£269.2	£358.6
New build and upgrade	97.3	109.4	368.9	392.2
Capacity	26.7	36.7	117.2	129.2
Baseline	48.5	76.2	192.2	196.9
Product and enablers	53.7	52.3	167.3	157.6
Property and equipment additions	£304.6	£348.5	£1,114.8	£1,234.5
Assets acquired under capital-related vendor financing arrangements	(165.7)	(212.9)	(713.7)	(838.6)
Assets acquired under finance leases	—	(0.1)	—	(5.5)
Changes in liabilities related to capital expenditures (including related-party amounts)	(18.0)	(32.9)	32.8	37.7
Total capital expenditures[4]	£120.9	£102.6	£433.9	£428.1

Property and equipment additions as a percentage of revenue	22.8%	26.2%	21.7%	23.9%

Operating Free Cash Flow
Segment Adjusted EBITDA	£527.1	£592.2	£2,081.5	£2,192.3
Property and equipment additions	(304.6)	(348.5)	(1,114.8)	(1,234.5)
Operating free cash flow	£222.5	£243.7	£966.7	£957.8

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, finance lease obligations and cash and cash equivalents:

	December 31,		September 30,
	2020		2020
	Borrowing currency	£ equivalent
	in millions
Senior and Senior Secured Credit Facilities:
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
Term Loan N (LIBOR + 2.50%) due 2028	$3,300.0	2,417.4	2,556.0
Term Loan O (EURIBOR + 2.50%) due 2029	€750.0	671.7	680.9
£1,000 million (equivalent) RCF (LIBOR + 2.75%) due 2026	£—	—	—
VM Financing Facility	£2.7	2.7	2.7
VM Financing Facility II	£1.3	1.3	1.3
VM Financing Facility III	£10.6	10.6	15.7
VM Financing Facility IV	$3.1	2.3	11.5
Total Senior and Senior Secured Credit Facilities		4,006.0	4,168.1

Senior Secured Notes:
6.00% GBP Senior Secured Notes due 2025	£—	—	441.3
5.50% USD Senior Secured Notes due 2026	$750.0	549.4	580.9
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
5.50% USD Senior Secured Notes due 2029	$1,425.0	1,043.9	1,103.7
5.25% GBP Senior Secured Notes due 2029	£340.0	340.0	340.0
4.25% GBP Senior Secured Notes due 2030	£635.0	635.0	400.0
4.50% USD Senior Secured Notes due 2030	$915.0	670.3	503.4
4.125% GBP Senior Secured Notes due 2030	£480.0	480.0	450.0
Total Senior Secured Notes		4,393.6	4,494.3

Senior Notes:
5.00% USD Senior Notes due 2030	$925.0	677.6	716.4
3.75% EUR Senior Notes due 2030	€500.0	447.8	453.9
Total Senior Notes		1,125.4	1,170.3

Vendor financing		2,090.5	1,938.1
Other debt		280.5	317.7
Finance lease obligations		48.4	49.1
Total third-party debt and finance lease obligations		11,944.4	12,137.6
Deferred financing costs, discounts and premiums, net		(44.1)	(21.7)
Total carrying amount of third-party debt and finance lease obligations		11,900.3	12,115.9
Less: cash and cash equivalents		22.0	217.2
Net carrying amount of third-party debt and finance lease obligations[5]		£11,878.3	£11,898.7

Exchange rate (€ to £)		1.1166	1.1015
Exchange rate ($ to £)		1.3651	1.2911

Covenant Debt Information
The following table details the pound sterling equivalent of the reconciliation from Virgin Media’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The pound sterling equivalents presented below are based on exchange rates that were in effect as of December 31, 2020 and September 30, 2020. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2020	2020
	in millions
Total third-party debt and finance lease obligations (£ equivalent)	£11,944.4	£12,137.6
Vendor financing	(2,090.5)	(1,938.1)
Other debt	(280.5)	(291.8)
Credit Facility excluded amount	(525.1)	(515.9)
Finance lease obligations	(48.4)	(49.1)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	7.9	(388.5)
Total covenant amount of third-party gross debt	9,007.8	8,954.2
Cash and cash equivalents	(21.3)	(217.2)
Total covenant amount of third-party net debt	£8,986.5	£8,737.0

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UPC Holding Reports Preliminary Q4 2020 Results
Sunrise Acquisition Completed and Leadership Team in Place
Strong Commercial Momentum in Switzerland for both UPC and Sunrise
FMC Gaining Traction in Poland
UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland, Poland and Slovakia, unless otherwise indicated (Poland and Slovakia together are referred to as "CEE"). The results of Sunrise Communications Group (Sunrise) are included in our combined results from the November 11, 2020 date of acquisition through year-end, unless specifically mentioned. Our operations connected 3.2 million customers subscribing to 7.0 million television, internet and fixed-line telephony services and served 2.2 million mobile subscribers at December 31, 2020.

André Krause, CEO of Sunrise UPC Switzerland, commented:
“Following the appointment of our Executive Committee, which combines the best leadership talent from both companies, Sunrise UPC has been off to a great start. In our first month working together on the combined business plan, all original synergy assumptions have been validated and the integration is well on its way. Both companies finished the year with strong momentum, reflected in both fixed broadband and mobile postpaid adds. This gives us a solid basis to start our journey in creating the most exciting connectivity platform the Swiss market has ever seen.”

Operating and strategic highlights:
•On November 11, 2020, the acquisition of Sunrise was completed. Liberty Global currently holds 99.2% of the share capital of Sunrise and subsequently initiated a statutory “squeeze-out” procedure according to applicable Swiss law pursuant to which Liberty Global will acquire the remaining Sunrise Shares. This “squeeze-out” procedure is expected to be completed during the first half of 2021
•New Swiss executive committee in place and organizational structure defined
◦André Krause named CEO of combined business with Severina Pascu returning to Switzerland as Deputy CEO and Chief Operating Officer
◦Jany Fruytier appointed as Sunrise UPC CFO, with Matt Coates taking over as CEE CFO
•Sunrise and UPC Switzerland each finished the year with strong commercial performances
◦UPC Switzerland saw broadband growth for the first time since Q2 2017 with 2,000 adds, while Sunrise added 13,000 subscribers, reflecting its best broadband quarter of 2020 (6,000 of which are included in our post-acquisition combined results)
◦Customer Satisfaction is at all-time high for both UPC Switzerland and Sunrise
◦Horizon 4 (UPC TV) reached a base of 321,000 customers in Switzerland, representing 54% and 34% of UPC Switzerland’s enhanced and total video bases, respectively
◦Sunrise at >90% 5G Coverage and Recent Connect test confirms its leading high-speed mobile position in Switzerland and Europe with highest overall mark of “outstanding”
◦Following the launch of a new mobile portfolio in September, UPC had its best postpaid quarter ever with 18,000 adds, while Sunrise continued its strong momentum with another

35,000 postpaid adds in Q4, 6,000 of which are included in our post-acquisition combined results. Sunrise growth was partially offset by a 22,000 reduction in prepaid subs, 6,000 of which were post acquisition, bringing the reported Swiss mobile adds to 18,000 in Q4
◦UPC Switzerland Q4 FMC penetration was up 510bps YoY to 24%, with a combined Sunrise UPC FMC ratio of 53%
◦Both UPC and Sunrise successfully managed the COVID-19 challenges of 2020, with consistently reliable fixed and mobile network performance during peak demand, as well as providing customers with additional product upgrades, support and more flexible payment terms
•UPC upgraded all of its broadband customers to a minimum speed of 100Mbps while Sunrise removed mobile data limits, both in order to better facilitate working from home. Both UPC and Sunrise enriched its entertainment offers, including additional free channels for children
•Both companies further supported SME and SOHO customers, UPC through comprehensive cyber protection and Sunrise with free MS Office 365 / Teams subscriptions. Sunrise further supported an online SME support platform initiated to assist businesses most affected by COVID-19 restrictions
◦UPC Poland extending its high-speed network reach and driving FMC via MVNO with Play
•Record 34,000 mobile postpaid adds in Q4 driven by converged family offers and flexible data plans, as compared to 4,000 in Q4 2019
•UPC Poland continued to advance its wider corporate social responsibility ambitions in 2020 by offering coding lessons to 2,400 kids and completing another Think Big program, which supports young innovative entrepreneurs
•In response to COVID-19, UPC Poland reacted with its ‘ActingWithCare’ program which provided free additional content, free broadband to 3,000 teachers and medics and created the Equal Chances program to support 3,000 families in need
•Swiss Q4 Customer ARPU of CHF 68.60 decreased 1.7% on a reported basis and 0.7% YoY on a rebased basis as a result of higher front-book discounts, partially offset by a better tier mix
•CEE Q4 Customer ARPU of €19.30 declined 3.7% YoY on a reported basis and increased 0.7% YoY on a rebased basis, due to an improved tier mix
•Total Customer Relationships were up 15,000 in Q4 as compared to a loss of 9,000 in Q4 2019
◦Switzerland lost 6,000 customers in Q4. UPC Switzerland lost 12,000 customers, as compared to a loss of 23,000 in Q4 2019, whereas Sunrise added 6,000 customers in the period post acquisition
◦CEE added 21,000 customers in Q4, an improvement of 7,500 compared to Q4 2019, driven by strong sales in Poland resulting from competitive offerings
•Total Mobile additions were 52,000 in Q4, as strong growth in postpaid, including additions of 58,000, was partially offset by prepaid losses

Financial highlights:
•FY 2020 revenue of €1,791.7 million increased 15.7% YoY on a reported basis and decreased 2.7% YoY on a rebased1 basis
•Revenue of €643.4 million in Q4 increased 63.4% YoY on a reported basis and decreased 1.7% YoY on a rebased basis

◦Swiss revenue increased 88.1% YoY on a reported basis, largely due to the contribution of Sunrise, and decreased 2.6% YoY on a rebased basis, primarily due to the net effect of (i) lower consumer subscription revenue as a result of customer volume losses and ARPU pressure and (ii) an increase in mobile revenue driven by an increase in subscribers
◦CEE revenue decreased 1.6% YoY on a reported basis and increased 3.0% YoY on a rebased basis, primarily due to an increase in residential cable subscription revenue driven by higher customer volume
•Loss from continuing operations decreased 7% on a reported basis in Q4 to €85 million, largely driven by the positive impact of (i) an increase in Segment EBITDA due to the contribution of Sunrise, (ii) an increase in foreign currency transaction gains and (iii) a favorable income tax benefit, partially offset by a loss on derivative instruments
•FY 2020 Segment Adjusted EBITDA of €791.7 million increased 5.6% YoY on a reported basis and declined 7.7% YoY on a rebased basis
•Segment Adjusted EBITDA of €257.9 million in Q4 increased 40.1% YoY on a reported basis and declined 6.5% YoY on a rebased basis
◦Swiss Adjusted EBITDA increased 55.3% YoY on a reported basis, largely due to the contribution of Sunrise, and declined 7.9% on a rebased basis, mainly due to (i) the aforementioned loss of consumer subscription revenue and (ii) €8.7 million of pre-merger costs to capture2, partially offset offset by lower programming costs
◦CEE Adjusted EBITDA decreased 3.0% YoY on a reported basis and increased 1.2% on a rebased basis, largely driven by an increase in programming and commercial spend
•Q4 property and equipment additions were 20.4% of revenue, down from 25.5% in the prior year period
◦The relative Q4 decrease was largely driven by lower CPE and New Build spend. Q4 property and equipment additions were 18.8% of revenue for Switzerland and 28.4% of revenue for CEE
•OFCF of €126.7 million in Q4 increased 51.7% on a reported basis, largely due to the contribution of Sunrise, and 10.9% on a rebased basis, as compared to €83.5 million in Q4 2019, driven by the aforementioned decrease in property and equipment additions
◦Swiss OFCF of €111.5 million in Q4 increased 52.7% on a reported basis, largely due to the contribution of Sunrise, and 7.1% on a rebased basis YoY, including the adverse impact of €15.6 million of pre-merger costs to capture
•At December 31, 2020, our fully-swapped third-party debt borrowing cost was 4.0% and the average tenor of our third-party debt (excluding vendor financing) was approximately 8 years
•At December 31, 2020, and subject to the completion of our corresponding compliance reporting requirements, the UPC Holding ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized, adjusted to include the full EBITDA contribution from Sunrise consistent with the inclusion of the Sunrise related debt) were 3.40x and 4.14x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 4.65x at December 31, 2020

•At December 31, 2020, we had maximum undrawn commitments of €716.6 million. When our Q4 compliance reporting requirements have been completed and assuming no change from December 31, 2020 borrowing levels, we anticipate the full €716.6 million of borrowing capacity to be available.
•In August 2020, in connection with the Sunrise Acquisition, UPC Holding entered into (i) a $1,300.0 million term loan facility (UPC Facility AV), (ii) a €400.0 million term loan facility (UPC Facility AW), (iii) a $1,300.0 million term loan facility (UPC Facility AV1), (iv) a €400.0 million term loan facility (UPC Facility AW1) and (v) a €236.4 million equivalent multi-currency revolving facility, part of which has been made available as an ancillary facility (the Revolving Facility)
◦In November 2020, in connection with the completion of the Sunrise Acquisition, the proceeds from (i) UPC Facility AV and UPC Facility AW, together with existing liquidity of Liberty Global, were used to fund the all cash public tender offer of the outstanding shares of Sunrise and (ii) UPC Facility AV1 and UPC Facility AW1 were used to refinance the existing debt of Sunrise

FY 2021 financial guidance for Switzerland(i):
•Returning to revenue growth
•During the first year of integration, the costs to capture are significant at over CHF 150 million6
•Low-single-digit Segment Adjusted EBITDA decline
•Mid-single-digit OFCF decline

(i) Segment Adjusted EBITDA and Operating Free Cash Flow are non-GAAP measures. See the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) for our Segment Adjusted EBITDA and Adjusted OFCF guidance cannot be provided without unreasonable efforts as we do not forecast certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss from continuing operations. The items we do not forecast may vary significantly from period to period

Operating Statistics Summary

	As of and for the three months ended
	December 31,
		2020		2019

Footprint
Homes Passed		6,665,800		6,539,600

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships		3,193,000		2,715,600
Q4 Organic[3] Fixed-Line Customer Relationship net additions (losses)		15,200		(9,200)

Q4 Monthly ARPU per Fixed-Line Customer Relationship		€38.15		€36.90
Switzerland Q4 Monthly ARPU per Fixed-Line Customer Relationship	CHF	68.60	CHF	69.78
CEE Q4 Monthly ARPU per Fixed-Line Customer Relationship		€19.30		€20.05

Customer Bundling
Fixed-mobile Convergence Switzerland		53.2%		19.1%
Fixed-mobile Convergence CEE		3.8%		0.5%

Single-Play		24.0%		30.9%
Double-Play		31.6%		26.6%
Triple-Play		44.4%		42.5%

Mobile Subscribers
Postpaid		1,768,100		209,700
Prepaid		475,900		—
Total Mobile subscribers		2,244,000		209,700

Q4 Organic Postpaid net additions		58,300		15,900
Q4 Organic Prepaid net losses		(6,400)		—
Total Organic[3] Mobile net additions		51,900		15,900

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€31.24		€31.02
Excluding interconnect revenue		€30.67		€27.84

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property & Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2020 and 2019:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2020	2019	Reported %	Rebased %	2020	2019	Reported %	Rebased %
	in millions, except % amounts

Revenue
Switzerland	€536.7	€285.4	88.1%	(2.6%)	€1,365.2	€1,124.4	21.4%	(4.5%)
Central and Eastern Europe	106.7	108.4	(1.6%)	3.0%	426.5	424.7	0.4%	3.5%
Intersegment eliminations	—	—	N.M.	N.M.	—	(0.1)	N.M.	N.M.
Total	€643.4	€393.8	63.4%	(1.7%)	€1,791.7	€1,549.0	15.7%	(2.7%)

Segment Adjusted EBITDA
Switzerland	€212.4	€136.8	55.3%	(7.9%)	€603.2	€560.7	7.6%	(10.5%)
Central and Eastern Europe	45.8	47.2	(3.0%)	1.2%	189.1	191.9	(1.5%)	1.5%
Central and Corporate and intersegment eliminations	(0.3)	0.1	N.M.	N.M.	(0.6)	(3.1)	N.M.	N.M.
Total	€257.9	€184.1	40.1%	(6.5%)	€791.7	€749.5	5.6%	(7.7%)
N.M. - Not Meaningful

The following table provides a reconciliation of loss from continuing operations to Segment Adjusted EBITDA for the three months and year ended December 31, 2020 and 2019:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	in millions, except % amounts

Loss from continuing operations	€(85.3)	€(67.4)	€(259.5)	€(142.0)
Income tax expense (benefit)	(25.0)	9.6	(12.9)	45.5
Other income, net	(3.7)	(3.5)	(19.7)	(19.6)
Losses on debt extinguishment, net	7.1	—	40.5	13.8
Foreign currency transaction losses (gains), net	(103.3)	(47.6)	(134.5)	74.0
Realized and unrealized losses (gains) on derivative instruments, net	157.5	101.3	264.6	(28.5)
Interest expense	56.7	54.4	170.4	270.0
Operating income	4.0	46.8	48.9	213.2
Impairment, restructuring and other operating items, net	33.7	(0.7)	45.5	12.2
Depreciation and amortization	175.9	88.5	444.1	343.3
Related-party fees and allocations, net	39.8	44.4	233.2	160.2
Share-based compensation expense	4.5	5.1	20.0	20.6
Segment Adjusted EBITDA	€257.9	€184.1	€791.7	€749.5

Segment Adjusted EBITDA as a percentage of revenue	40.1%	46.7%	44.2%	48.4%

The following table provides details of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	in millions, except % amounts

Customer premises equipment	€11.7	€23.0	€69.8	€97.5
New build and upgrade	16.8	26.1	86.7	89.5
Capacity	10.3	10.4	30.8	39.7
Baseline	18.7	23.8	67.8	70.1
Product and enablers	12.2	17.3	38.0	47.3
Sunrise P&E additions	61.5	—	61.5	—
Property and equipment additions	131.2	100.6	354.6	344.1
Assets acquired under capital-related vendor financing arrangements	(72.9)	(104.9)	(309.4)	(405.4)
Assets acquired under finance leases	(1.1)	(0.6)	(2.1)	(3.3)
Changes in current liabilities related to capital expenditures (including related-party amounts)	3.2	69.0	163.0	356.9
Total capital expenditures[4]	€60.4	€64.1	€206.1	€292.3

Regional Property and Equipment Additions
Switzerland	€100.9	€63.8	€263.0	€248.3
Central and Eastern Europe	30.3	36.8	91.6	95.8
Total property and equipment additions	€131.2	€100.6	€354.6	€344.1

Property and equipment additions as a percentage of revenue	20.4%	25.5%	19.8%	22.2%

Operating Free Cash Flow
Segment Adjusted EBITDA	€257.9	€184.1	€791.7	€749.5
Property and equipment additions	(131.2)	(100.6)	(354.6)	(344.1)
Operating free cash flow	€126.7	€83.5	€437.1	€405.4

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	December 31,		September 30,
	2020		2020
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facility
4.000% EUR Facility AK due 2027	€540.0	€540.0	€540.0
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AT (LIBOR + 2.25%) USD due 2028	$700.0	572.5	597.2
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AV (LIBOR + 3.50%) USD due 2029	$1,300.0	1,063.4	—
Facility AW (EURIBOR + 3.50%) EUR due 2029	€400.0	400.0	—
Facility AV1 (LIBOR + 3.50%) USD due 2029	$1,300.0	1,063.4	—
Facility AW1 (EURIBOR + 3.50%) EUR due 2029	€400.0	400.0	—
€236.4 million Revolving Facility (EURIBOR + 2.50%) EUR due 2026		—	—
€500.0 million Revolving Facility (EURIBOR + 2.50%) EUR due 2026		—	—
Elimination of Facilities AK and AQ in consolidation		(1,140.0)	(1,140.0)
Total Senior Credit Facilities		3,899.3	997.2

Senior Secured Notes
4.000% EUR Senior Secured Notes due 2027	€540.0	540.0	540.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		1,140.0	1,140.0

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	437.6	456.4
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,031.9	1,050.7

Vendor financing		311.0	523.1
Finance lease obligations		20.9	18.5
Total third-party debt and finance lease obligations		6,403.1	3,729.5
Deferred financing costs and discounts		(80.6)	(18.0)
Total carrying amount of third-party debt and finance lease obligations		6,322.5	3,711.5
Less: cash and cash equivalents		25.7	19.0
Net carrying amount of third-party debt and finance lease obligations[5]		€6,296.8	€3,692.5

Exchange rate ($ to €)		1.2226	1.1722

Covenant Debt Information
The following table details the euro equivalent of the reconciliation from UPC Holding’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2020 and September 30, 2020. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2020	2020
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€6,403.1	€3,729.5
Vendor financing	(311.0)	(523.1)
Finance lease obligations	(20.9)	(18.5)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	111.5	25.8
Total covenant amount of third-party gross debt	5,782.7	2,813.7
Cash and cash equivalents	(25.7)	(19.0)
Total covenant amount of third-party net debt	€5,757.0	€2,794.7

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our financial performance, including Segment Adjusted EBITDA, OFCF and FCF growth; expectations regarding Virgin Media’s anticipated joint venture with O2, including related regulatory progress; expectations with respect to our continued ability and success in navigating the effects of the COVID-19 pandemic; expected launch of broadband speed and coverage increases and connectivity enhancements, including the anticipated continued rollout of 1 Gbps broadband service at Virgin Media; planned product and service upgrades; the expected continued reduction in Project Lightning’s cost per premise; Virgin Media’s driving NPS initiative and the impacts thereof; expectations with respect to the acquisition of Sunrise in Switzerland and the anticipated benefits thereof including synergies; expectations regarding costs to capture; UPC Poland’s expected expansion into FTTH partner networks; the strength of our balance sheet and tenor of our third-party debt; expectations with respect to our cross currency derivative instruments; our anticipated borrowing capacity and use of debt proceeds; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the outbreak of COVID-19 on our company; the effects of changes in laws or regulation; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Max Adkins	+44 78 1795 9705	Matt Beake	+44 20 8483 6428
Steve Carroll	+1 303 784 4505	Molly Bruce	+1 303 220 4202
Stefan Halters	+44 20 8483 6211

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900
About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in seven European countries under the consumer brands Virgin Media, Telenet and UPC, the combined Sunrise UPC, as well as VodafoneZiggo, which is owned through a 50/50 joint venture. Our substantial scale and commitment to innovation enable us to invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution.
Liberty Global delivers market-leading products through next-generation networks that connect customers subscribing to 49 million broadband, video, fixed and mobile telephony services across our brands. We also have significant investments in ITV, All3Media, CANAL+ Polska, LionsGate, the Formula E racing series and several regional sports networks.
For more information, please visit www.libertyglobal.com.
22

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended December 31, 2020
					Video
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
Switzerland(iv)	2,406,300	1,477,400	3,367,900	1,135,800	342,000	893,500	1,235,500	996,600	2,181,300
Poland	3,635,200	1,525,000	3,267,500	1,289,700	255,000	1,079,800	1,334,800	643,000	62,700
Slovakia	624,300	190,600	403,800	144,000	31,200	139,700	170,900	88,900	—
Total UPC Holding	6,665,800	3,193,000	7,039,200	2,569,500	628,200	2,113,000	2,741,200	1,728,500	2,244,000

United Kingdom	15,310,800	5,626,700	13,381,300	5,420,100	—	3,498,000	3,498,000	4,463,200	3,358,300
Ireland	946,500	435,200	992,500	383,000	—	309,500	309,500	300,000	119,600
Total Virgin Media	16,257,300	6,061,900	14,373,800	5,803,100	—	3,807,500	3,807,500	4,763,200	3,477,900

Q4 Organic[2] Variance
Switzerland	7,200	(5,800)	9,500	7,900	(14,200)	8,100	(6,100)	7,700	17,500
Poland	29,200	21,500	45,800	26,300	20,600	8,400	29,000	(9,500)	34,400
Slovakia	1,300	(500)	2,100	1,100	700	(400)	300	700	—
Total UPC Holding	37,700	15,200	57,400	35,300	7,100	16,100	23,200	(1,100)	51,900

United Kingdom	119,100	43,100	600	54,700	—	(27,500)	(27,500)	(26,600)	8,700
Ireland	2,500	(1,400)	(4,300)	100	—	5,600	5,600	(10,000)	4,400
Total Virgin Media	121,600	41,700	(3,700)	54,800	—	(21,900)	(21,900)	(36,600)	13,100

	Selected Operating Data — As of December 31, 2020
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers
Total Mobile Subscribers
Switzerland	475,900	1,705,400	2,181,300
Poland	—	62,700	62,700
Slovakia	—	—	—
Total UPC Holding	475,900	1,768,100	2,244,000

United Kingdom	134,400	3,223,900	3,358,300
Ireland	—	119,600	119,600
Total Virgin Media	134,400	3,343,500	3,477,900

	December 31, 2020 vs. September 30, 2020
Organic[2] Mobile Subscriber Variance
Switzerland	(6,400)	23,900	17,500
Poland	—	34,400	34,400
Slovakia	—	—	—
Total UPC Holding	(6,400)	58,300	51,900

United Kingdom	(74,300)	83,000	8,700
Ireland	—	4,400	4,400
Total Virgin Media	(74,300)	87,400	13,100

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 51,500 subscribers who have requested and received this service.
(ii)UPC Holding has approximately 30,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 202,800 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Switzerland offers video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2020, Switzerland’s partner networks account for 118,100 Fixed-Line Customer Relationships, 300,800 RGUs, which include 110,000 Internet Subscribers, 105,100 Video Subscribers and 85,700 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 657,300 homes passed by Switzerland’s partner networks at December 31, 2020. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.

General Notes to Tables:
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Rebased growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue, Segment Adjusted EBITDA and OFCF for the three months and year ended December 31, 2019 to reflect the translation of our rebased amounts for the three months and year ended December 31, 2019 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2020. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated February 15, 2021, Liberty Global Reports Q4 2020 Results. The following table provides adjustments made to the 2019 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Three months ended			Year ended
	December 31, 2019			December 31, 2019
	Revenue	Segment Adjusted EBITDA	OFCF	Revenue	Segment Adjusted EBITDA	OFCF
	in millions
Virgin Media
Foreign Currency	£5.2	£2.3	£1.3	£6.0	£2.6	£1.6

UPC Holding
Acquisitions	€257.5	€90.1	€29.4	€257.5	€90.1	€29.4
Foreign Currency	€3.5	€1.6	€1.3	€35.2	€17.7	€10.1

2Costs to capture primarily include incremental, third-party operating and capital related costs that are directly associated with integration activities and certain restructuring activities necessary to combine the operations of a business being acquired with those of the acquiring business (including the formation of joint ventures), or are directly incidental to the acquisition. Costs to capture may also include certain integration related restructuring expenses that are not included within Adjusted EBITDA or OFCF. Generally, costs to capture are incurred over the same period we expect to derive synergies.

3Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship/subscriber additions or losses refer to net organic changes, unless otherwise noted.

4The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

5Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.
6Includes operating costs, capital costs and integration related restructuring costs.

Glossary
Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair value of certain investments and debt, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our consolidated statements of operations.

Adjusted EBITDA margin: Adjusted EBITDA margin is a non-GAAP metric calculated by dividing Adjusted EBITDA by total revenue for the applicable period.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed-line customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed-line customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed-line customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in footnote 1 above.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: The number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OFCF: As used herein, Operating Free Cash Flow or "OFCF", which is a non-GAAP measure, represents Segment Adjusted EBITDA less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period. For limitations of OFCF, see the definition of Segment Adjusted EBITDA.

Property and equipment additions (P&E additions): Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.

Appendix - Supplemental Segment Adjusted EBITDA information

The following table presents (i) reported Segment Adjusted EBITDA and (ii) percentage change from period to period for Segment Adjusted EBITDA on both a reported and rebased basis for our Virgin Media and UPC Holding borrowing groups:

	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase/(decrease)
	2020	2019	Reported %	Rebased %	2020	2019	Reported %	Rebased %
	in millions, except % amounts

Segment Adjusted EBITDA:
Virgin Media	£527.1	£592.2	(11.0)	(11.1)	£2,081.5	£2,192.3	(5.1)	(5.0)

UPC Holding:
Switzerland	€212.4	€136.8	55.3	(7.9)	€603.2	€560.7	7.6	(10.5)
Central and Eastern Europe	45.8	47.2	(3.0)	1.2	189.1	191.9	(1.5)	1.5
Central and Corporate and intersegment eliminations	(0.3)	0.1	N.M.	N.M.	(0.6)	(3.1)	N.M.	N.M.
Total UPC Holding	€257.9	€184.1	40.1	(6.5)	€791.7	€749.5	5.6	(7.7)

Centrally-held Operating Cost Allocations
During the fourth quarter of 2019, Liberty Global changed the presentation of certain operating costs related to its centrally-managed technology and innovation function. These costs, which were previously included in Central and Corporate, are now allocated to our consolidated reportable segments. This change, referred to as the “Centrally-held Operating Cost Allocation”, was made as a result of internal changes with respect to the way in which our chief operating decision maker evaluates the Segment Adjusted EBITDA of our operating segments. The following table provides a summary of the impact on the Segment Adjusted EBITDA of our borrowing groups that resulted from the Centrally-held Operating Cost Allocation.

	Year ended December 31,
	2020	2019
	in millions

Decrease to reported Segment Adjusted EBITDA:
Virgin Media	£(39.8)	£(52.1)

UPC Holding:
Switzerland	€(17.7)	€(29.5)
Central and Eastern Europe	(9.4)	(13.1)
Total decrease to UPC Holding Segment Adjusted EBITDA	€(27.1)	€(42.6)